February 2016 Pricing Sheet dated February 12, 2016 relating to Preliminary Terms No. 774 dated February 1, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Jump Securities Based on the Value of the S&P 500® Index due February 15, 2018

Principal at Risk Securities

PRICING TERMS – FEBRUARY 12, 2016
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	February 12, 2016
Original issue date:	February 18, 2016 (3 business days after the pricing date)
Maturity date:	February 15, 2018
Aggregate principal amount:	$1,732,540
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:

•     If the final index value is greater than or equal to the initial index value:

$10 + the upside payment

•     If the final index value is less than the initial index value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero.

Upside payment:	$2.175 per security (21.75% of the stated principal amount)
Index performance factor:	final index value / initial index value
Initial index value:	1,864.78, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	February 12, 2018, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61765U779
ISIN:	US61765U7798
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms
Estimated value on the pricing date:	$9.442 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$1,732,540	$43,313.50	$1,689,226.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 774 dated February 1, 2016

Product Supplement for Jump Securities dated November 19, 2014        Index Supplement dated November 19, 2014

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.